RESOURCE HOLDINGS, INC.

May 22, 2012

“CONFIDENTIAL INFORMATION”

To: Resource Holdings, Inc.’s (“RHI”) Bridge Note Investors

From: Michael Campbell – Chairman and Chief Executive Officer

Re: Investor Update – Balance of Bridge Note and Interest Due May 30, 2012

Dear Bridge Note Investor,

This letter is to inform you that RHI will not be able to pay the balance of the principal and accrued interest on your RHI bridge note(s) by May 30th as we had previously planned and expressed to you in our last investor update letter dated March 21, 2012. At the time we sent the March investor update letter and note amendment, we believed the Abdala project would generate and distribute to RHI in April and May profits in an amount sufficient to pay in full by May 30, 2012 the principal and accrued interest on the outstanding bridge notes. This has not happened. While Abdala is increasing production almost daily, the increases in the level of production have gone slower than we had anticipated due to a multitude of mining-related factors, including bad weather, equipment problems, delays in completing the processing plant, personnel issues, and the hindrance of hard rock blocking the way to a supply of ore with a consistent high grade of gold. These are issues related to the operations of Abdala, not RHI, and we have been consistently monitoring and addressing these issues with Abdala. Some of the issues affecting Abdala’s production are in its control, others have not been.

Today, four of the six new mills at the Abdala mine are running almost non-stop, each processing material and producing gold every day. Mill #5 started operating this past weekend and is expected to be running full time by the end of this week. Mill #6 is expected to be operational within two to three weeks and the secondary part of the processing plant, which is designed to increase gold recovery to approximately 50% from the current 25%-30% rate, is expected to be operational by late June to mid-July. It also is expected that within the next two to four weeks Abdala will have removed most of the hard rock that has been a hindrance to its access to the richer veins with a higher consistency of gold.

The following is a summary of what has transpired at the Abdala mine over the last few months:

From November 2011 through January 2012, there was no production at the Abdala mine as all of the old mills were dismantled and removed so that Abdala could rebuild the foundation, plumbing, and electrical and pressurized water pumping systems and receive, prepare and start installing the new equipment that was purchased for the mine. In our projections, we had planned for that process to take only 45 days based upon the estimates of the Abdala mine operator. In February 2012, after new mill #1 was installed a month later than expected, Abdala started testing the new systems as mills #2 and #3 were installed. It is important to note that in this process, the whole infrastructure at the Abdala mine was upgraded to support the new mills, which effectively tripled the size of the Abdala operation. In February, the tests that were run as the new mills and systems were turned on resulted in less than R$90,000 in revenues from the sale of the approximately 1,100 grams of gold that was produced from the test production.

Since the beginning of March, Abdala has generated the following monthly results from production/gold sales (numbers are approximate):

	March	April	thru May 18th*
Grams of Production	7,525	7,133	8,350
Brazilian Reals	682K	657K	783K
Exchange Rate**	1.7	1.8	2.0
U.S. Dollars	401K	365K	391K

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*	From May 1 to May 18, 2012,, Abdala’s revenue has exceeded its projected monthly operating costs of approximately R$750,000 and, as a result, Abdala will generate an operating profit in the month of May.
**	Exchange rate has been fluctuating.

You should note that, even though Abdala’s revenues have exceeded its operating expenses this month, the initial cash flow priorities will be as follows: 1.) the payment of approximately R$700K of Abdala payables that have accumulated since February and are due through June 2012 and are being paid down from available cash flow, and 2.) the payment of interest owed by the 10th working day of each month on the $11.4 million that RHI borrowed from West Ventures for this project. Due to the cash flow shortages that Abdala has been experiencing over the past few months, I personally paid $142K from my pocket last month to cover the April interest payment to West Ventures and this month’s interest payment to West Ventures was partly paid by the owner of Abdala from his pocket.

What we think the immediate future will look like:

While we would like to think that Abdala will catch up on meeting its production goals and that we will see Abdala’s production levels in the short term reach levels that will put us far ahead of our cash needs, on a more realistic basis, we think it is going to take Abdala a couple more months before it is operating at the rate we originally planned. However, even though the Abdala project is operating behind schedule and the advancements have proceeded slower than expected, we believe that over the next couple of months the mine will start producing gold at the following increasing rates:

1.)	Next 3-4 weeks: increasing to 1,000-1,500 grams per day,
2.)	Next 4-8 weeks: increasing to 2,000 grams per day
3.)	Next 8-12 weeks: increasing up to the designed average daily capacity of 3,000 grams of gold per day.

To give you an idea of what these numbers would mean to RHI, Abdala has sold its gold for an average of R$ 92.50 per gram over the last couple of months. At an average exchange rate of 1.75 BRL to 1 USD, this equated to an average sales price of $52.86 per gram. At production levels of only 1,000 grams of gold per day, at the same average sales price and exchange rate, Abdala would be generating R$ 92,500 per day, which in a 30-day month will equal R$ 2,775,000. Abdala’s operating expense is approximately R$ 750,000 per month. At this production level, RHI will be entitled to approximately R$ 1,000,000 (or $500K) per month. As a result, at the estimated production rates outlined above, it will not take us long to accumulate the money required to repay the bridge notes and achieve our projected level of revenues from the Abdala mine.

In addition to our Abdala project, last week we signed a letter of intent relating to our second mining project for which we expect to start shortly putting together a financing of approximately $15-$20 million. We currently anticipate that the proceeds from that financing will fund the second project and give RHI up to $2 million of excess working capital (the Abdala financing gave us approximately $1,100,000 in working capital). We believe this financing will take approximately 90 to 120 days to complete.

Given our current financing plans for our second project and the improving production at Abdala, we are confident that we will be able to pay the balance due on the bridge notes, including accrued interest, within 90 to 120 days, if not sooner. We can assure you that no one is more frustrated with the delays or more anxious for Abdala to produce as planned than we are. I have personally funded over $700K in RHI working capital and Abdala interest payments during the last six months to keep RHI going because I whole-heartily believe that the business strategy in which we have all invested will pay off handsomely in the months and years to come. In addition, we believe that once we close on our second project, we will finally be able to commence meaningful trading in RHI’s common stock, which will offer all of you some liquidity for your equity interests in RHI.

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Unfortunately, given the circumstances discussed above, we once again are asking each of you to extend the maturity date on your RHI notes and are seeking a 120-day extension to allow us sufficient time to accumulate the funds required to pay the balance of the principal amount of the notes and all accrued interest. In exchange for this extension, we are offering to increase the interest rate on the notes from 10% to 15% for the 120-day extension period or until such earlier date as the notes are paid in full.

We have enclosed herewith an amendment(s) to your note(s) to give effect to the extension of the maturity date on the notes to September 30, 2012 and the increase in the interest rate on the notes to 15% per annum for the period commencing on June 1, 2012. Please execute the note amendment(s) where required and return the executed amendments to our counsel, Eric M. Hellige of Pryor Cashman, LLP, by telecopy at 212-798-6380, by e-mail at ehellige@pryorcashman.com or by mail, currier or hand delivery at Pryor Cashman LLP, 7 Times Square, New York, New York 10036.

Please let me know if you have any questions. Alternatively, you can direct any questions you may have to our counsel, Eric Hellige, at 212-326-0846. As in the past, please treat this information as “CONFIDENTIAL” and do not disseminate or distribute this letter or a copy of the note extension to anyone else.

Sincerely,

/s/ Michael Campbell

Michael Campbell

Chairman and Chief Executive Officer

Resource Holdings, Inc.

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